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                                                                      Exhibit 23


                        Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statements pertaining to the PDG Environmental, Inc. Amended and Restated Incentive Stock Option Plan as of June 25, 1991 (Form S-8 No. 33-40698); PDG Environmental, Inc. 1990 Stock Option Plan for Employee Directors (Form S-8 No. 33-40699); and PDG Environmental, Inc. 1990 Stock Option Plan for Non-Employee Directors (Form S-8 No. 33-40700) and in the related Prospectuses of our report dated March 20, 1996 (except for Notes 3 and 7 as to which the date is April 25, 1996), with respect to the consolidated financial statements of PDG Environmental, Inc. included in the Annual Report (Form 10-K) for the year ended January 31, 1996.


/s/ Ernst & Young, LLP


Pittsburgh, Pennsylvania
April 25, 1996